Exhibit 99.1

NEWS RELEASE

DATE:	January 8, 2007 4:30 p.m. E.S.T
CONTACT:	James L. Saner, Sr. President and CEO
MainSource Financial Group 812-663-0157

MainSource Bank - Ohio Announces Dippold

as President and Chief Executive Officer

MainSource Financial Group, Inc., Greensburg, Indiana (Nasdaq: MSFG) (“MainSource”). James L. Saner, Sr., President and CEO, announced today that Ron Scott, Chairman and CEO of its MainSource Bank — Ohio affiliate, will retire from his position effective January 12, 2007.  Scott served in this capacity for the past 16 years.  Mr. Saner also announced that David Dippold, current President for the affiliate, has been named President and Chief Executive Officer for the affiliate.  Mr. Dippold will assume his responsibilities on Monday, January 15, 2007.

Mr. Saner commented, “On behalf of MainSource Financial Group, I would like to thank Ron for the hard work and strong leadership he has provided.  With his involvement, the acquisition of this institution into MainSource Financial Group was successful and we are excited to continue to offer the types of products and services the residents of Troy and the surrounding areas have come to expect.”

Mr. Scott stated, “I feel privileged to have led MainSource Bank — Ohio for so many years in the wonderful communities we serve.  Over the years, I have worked with many dedicated employees, board members, customers and community members.  Together, I believe that we took a long-standing local community bank and made it better.”  He continued, “The leadership transition for the bank has been underway for a period of time and I see it being a smooth transition for all involved.”

Mr. Dippold brings more than 20 years of banking experience to MainSource Bank - Ohio.  His previous positions include Regional President for Unizan Bank’s Dayton region, as well as Senior Vice President for Huntington Bank.  He obtained both his Bachelors and Masters Degrees from the University of Dayton.  In addition, he is a graduate of the American Bankers Association’s Stonier Graduate School of Banking.

David, his wife, Kim, and their three children have resided in Troy, Ohio for more than 11 years.  He remains active in the Troy community and has served on the Board of Directors for the Troy Area Chamber of Commerce and the United Way of Troy.

Mr. Saner stated, “We are fortunate to have David Dippold join our organization.  He exemplifies the qualities that we look for in the senior management team at MainSource.  He not only has a strong background in financial services, he resides and is involved in the Troy, Ohio community.  MainSource prides itself on providing the communities we serve with the finest in products and services.  I feel confident that David will continue this tradition and will serve not only MainSource, but the residents of Troy and the surrounding areas, well.  We welcome David to our team.”

Mr. Dippold commented, “Joining MainSource Bank gives me the opportunity to work in the community where my family and I live.  I am honored to continue the rich tradition that this bank has established in Troy for the past 100 years.”

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.